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                                                                EXHIBIT 3.4 (iv)



                         INSTRUMENT OF ACKNOWLEDGEMENT
                         OF SATISFACTION AND DISCHARGE
                          OF INDENTURE AND SECURITIES


       KNOWN TO ALL PERSONS BY THESE PRESENTS, THAT WHEREAS, TERADYNE, INC., a Massachusetts corporation (hereinafter referred to as the "Company"), heretofore executed and delivered to First Trust of California, National Association, a national banking association, (hereinafter referred to as the "Trustee"), as Indenture dated March 15, 1987, as amended and supplemented by the First Supplemental Indenture dated as of December 1, 1987, the Second Supplemental Indenture dated as of January 1, 1990, (as so amended and supplemented, the "Indenture"), providing, among other things, for the issuance of $15,525,000.00 in aggregate principal amount of the Company's 9 1/4% Convertible Subordinated Debentures due 2012 (the "Securities"); and

       WHEREAS, the Company has made arrangements satisfactory to the Trustee for the giving of notice of redemption of the Securities by the Trustee in the name and at the expense of the Company on October 7, 1993; and

       WHEREAS, the Company has deposited with the Trustee as trust funds the entire amount in immediately available funds sufficient to pay upon redemption all of the Securities not hereto converted, cancelled and delivered to the Trustee for cancellation, including principal and any interest due or to become due to the redemption date in accordance with the provisions of Sections 8.01,
8.02 and 8.03 of the indenture; and

       WHEREAS, the Company has made a written demand that the Trustee execute this Instrument of Acknowledgment of Satisfaction and Discharge of Indenture and Securities; and

       WHEREAS, the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel pursuant to Section 8.01 of the Indenture, each stating that all conditions precedent provided for the Indenture relating to the satisfaction and discharge of the Indenture have been complied with;

       NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the Trustee does for itself, its successors and assigns, hereby acknowledge satisfaction of the Indenture and the Securities and does hereby discharge the Indenture and the Securities, and the Indenture shall be of no further force and effect; provided however it being understood that the Company's obligations in Sections 2.03, 2.05, 2.06, 2.07, 7.07, and 8.05 and the Trustee's
obligations in Sections 8.03 and 8.05 shall survive until the Securities are no longer outstanding. Thereafter, the Company's obligations in Sections 7.07 with respect to indemnity shall survive for a period of seven years from the date of
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redemption and Section 8.05 shall survive for a period of two years from the date of redemption.

       IN WITNESS WHEREOF, FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION, as Trustee, has caused this Instrument of Acknowledgment of Satisfaction and Discharge of Indenture and Securities to be executed by one of First Trust of California, National Association's Assistant Vice Presidents and the corporate seal to be affixed hereunto, and the same to be attested by an Assistant Secretary all as of the 4th day of January, 1994.



                                           FIRST TRUST OF CALIFORNIA, NATIONAL
                                           ASSOCIATION, as Trustee


                                           By: /s/ Jacqueline Alliegro
                                              --------------------------------
                                              Name: Jacqueline Alliegro
                                              Title:  Assistant Vice President



Attest:



By:  /s/ L.L. Lopes
   -------------------------------
Name:  L.L. Lopes
Title:   Assistant Secretary